UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2015

SONIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Johnny Bench Drive Oklahoma City, Oklahoma	73104
(Address of Principal Executive Offices)	(Zip Code)

(405) 225-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) Sonic Corp. (the “Company”) has promoted Stephen C. Vaughan, age 49, as Executive Vice President of Franchise Operations, Finance and Planning, effective as of April 8, 2015. In this role, Mr. Vaughan will act as the principal operating officer of the Company. Mr. Vaughan served as the Executive Vice President and Chief Financial Officer of the Company since August 2008 and was the Company’s Vice President and Chief Financial Officer from November 2004 until August 2008.

The Company has promoted Claudia S. San Pedro, age 45, to Senior Vice President, Chief Financial Officer and Treasurer. Ms. Pedro served as Vice President of Investor Relations and Communications of the Company since January 2013 and as Vice President of Investor Relations from July 2010 until January 2013. She served as Vice President of Investor Relations and Brand Strategies from October 2009 until July 2010. Ms. San Pedro has also served as Treasurer of the Company since January 2007.

On April 9, 2015, the Company issued a press release announcing the above officer changes. The press release is attached as Exhibit 99.1.

(d) On April 8, 2015, the Board of Directors appointed Susan E. Thronson to fill the open director position of the Company for a term expiring at the next annual meeting of shareholders of the Company in 2016. The Board appointed Ms. Thronson to serve on the Compensation Committee of the Board of Directors.

On April 9, 2015, the Company issued a press release announcing Ms. Thronson’s appointment to the Board of Directors. The press release is attached as Exhibit 99.2.

Item 8.01	Other Events

On April 9, 2015, the Company issued a press release announcing that its Board of Directors declared a cash dividend of $.09 per share of common stock payable on May 22, 2015, to shareholders of record as of the close of business on May 13, 2015. The press release is attached as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated April 9, 2015, announcing officer changes

99.2	Press Release, dated April 9, 2015, announcing a quarterly dividend and the appointment of Susan E. Thronson to the Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

SONIC CORP.

Date: April 9, 2015	By:	/s/ Stephen C. Vaughan
Stephen C. Vaughan,
Executive Vice President